UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2010

VERINT SYSTEMS INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34807	11-3200514
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On July 27, 2010, Verint Systems Inc. (“Verint”) entered into Amendment No. 3 (the “Amendment”) to the Credit Agreement, dated as of May 25, 2007, as amended, among Verint, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders from time to time party thereto (the “Credit Agreement”). Among other things, the Amendment (i) changes the method of calculation of the applicable interest rate margin to be based on Verint’s consolidated leverage ratio (Consolidated Total Debt to Consolidated EBITDA (each as defined in the Credit Agreement)) from time to time, (ii) adds a 1.50% LIBOR floor, (iii) increases the aggregate amount of incremental revolving commitment and term loan increases permitted under the Credit Agreement from $50,000,000 to $200,000,000, and (iv) makes certain changes to the negative covenants, including providing covenant relief with respect to the permitted consolidated leverage ratio.
In addition, on July 30, 2010, Verint entered into an Incremental Amendment and Joinder Agreement (the “Joinder Agreement”) to the Credit Agreement increasing the revolving credit commitments under the Credit Agreement from $15,000,000 to $75,000,000.
The descriptions of the Amendment and the Joinder Agreement are qualified in their entirety by reference to each of the Amendment and the Joinder Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.
Item 8.01 Other Events.
Dismissal of SEC Section 12(j) Proceeding
Verint previously reported that on March 3, 2010, the Securities and Exchange Commission (“SEC”) issued an Order Instituting Proceedings pursuant to Section 12(j) of the Securities Exchange Act of 1934 to suspend or revoke the registration of Verint’s common stock because of Verint’s previous failure to file certain annual and quarterly reports. On May 28, 2010, Verint entered into an agreement in principle with the SEC’s Division of Enforcement regarding the terms of a settlement of the Section 12(j) proceeding, which agreement was subject to approval by the SEC. On June 18, 2010, Verint satisfied the requirements of such agreement and subsequently submitted an Offer of Settlement to the SEC. On July 28, 2010, the SEC issued an Order accepting Verint’s Offer of Settlement and dismissing the Section 12(j) proceeding.
Termination of Interest Rate Swap
Also, on July 30, 2010 Verint terminated the interest rate swap it entered into in May 2007 in connection with entry into the Credit Agreement that had effectively fixed Verint’s interest exposure with respect to $450,000,000 of the term loans thereunder at a 5.18% interest rate. To terminate the interest rate swap prior to its May 2011 maturity, Verint paid approximately $21.7 million to the counterparty, representing the approximate present value of the expected remaining quarterly settlement payments that otherwise were to have been due from Verint thereafter.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
10.1	Amendment No. 3 to Credit Agreement, dated July 27, 2010, to the Credit Agreement, dated as of May 25, 2007, as amended, among Verint, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders from time to time party thereto.
10.2	Incremental Amendment and Joinder Agreement, dated July 30, 2010, to the Credit Agreement, dated as of May 25, 2007, as amended, among Verint, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Verint Systems Inc.
Date: August 2, 2010

By:	/s/ Douglas E. Robinson
	Name:	Douglas E. Robinson
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amendment No. 3 to Credit Agreement, dated July 27, 2010, to the Credit Agreement, dated as of May 25, 2007, as amended, among Verint, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders from time to time party thereto.
10.2	Incremental Amendment and Joinder Agreement, dated July 30, 2010, to the Credit Agreement, dated as of May 25, 2007, as amended, among Verint, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the lenders from time to time party thereto.